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Exhibit 10.1

SEVERANCE PAYMENT AGREEMENT
RELEASE AND WAIVER OF CLAIMS

        Aquila, Inc., and its subsidiaries and affiliates, (collectively referred to as "The Company"), and Cadwallader Payne Jr. ("You") agree as follows:

        1.     Except as otherwise provided in this Agreement, You will be placed on paid, administrative leave, effective May 9, 2003 through May 9, 2004 at which time your paid administrative leave shall terminate and Your employment status, pay, and benefits with The Company will end. You agree to cooperate and assist The Company in the orderly transition of business. You further agree not to apply for employment or re-employment by The Company without advance written approval from the Senior Vice President and Chief Administrative Officer or his successor. If You at any time after signing this Agreement return to work for The Company, including for any of its subsidiaries, affiliates, or successors, then any non-monetary benefits provided to You under this Agreement will end immediately and any severance pay provided to You on a bi-weekly basis under this Agreement will end immediately.

        2.     Responses to prospective employment inquiries made to The Company and any public announcement or comment by The Company concerning Your separation of employment will generally be limited to a statement that You resigned from Your position.

        3.     You are not otherwise entitled to any severance benefits under any policy or practice of The Company. However, in exchange for Your entering into this Agreement, the Company agrees to provide to You the severance benefits set forth in Exhibit A, including a severance payment equaling $492,002.20 (24 months of base pay). $246,001.10 will be paid in bi-weekly installments and continued participation in the medical, dental, vision, employee life insurance plan benefits, and 401(k) plan as applicable and as You were participating in those benefits as of the date You learned Your employment status with The Company would terminate. Such participation in the medical, dental, vision, employee life insurance plan benefits and 401(k) will terminate on May 31, 2004. $246,001.10, less applicable taxes, will be paid to You in a lump sum within 14 days of Your signing of this agreement. The Company will deduct required federal, state and FICA taxes, and other authorized deductions from any payment(s) made under this Agreement.

        4.     In exchange for this Agreement, including the severance payments set forth in this Agreement, You (on behalf of You and anyone claiming through or on behalf of You), release The Company, and its successors and assigns, and all employees and agents from any and all claims, demands and causes of action You have or may have had against any of them prior to the date You sign this Agreement, to the maximum extent permitted by law. This release includes, but is not limited to, any and all claims, demands and causes of action which are related to or concern: Your employment and Your termination of employment; discrimination and retaliation under local, state or federal law; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act (WARN); and all other claims, demands, and causes of action, all to the maximum extent permitted by law.

        5.     This Agreement is not admission of wrongdoing or liability by You, The Company or any of the individuals or entities set forth in paragraph 4 above. Any and all such wrongdoing or liability is expressly denied.

        6.     You represent that You have returned all The Company's files, records, documents, plans, drawings, specifications, equipment, software, pictures, videotapes, or any property or other items of The Company or concerning the business of The Company, whether prepared by You or otherwise coming into Your possession or control.

        7.     You agree that You shall not at any time, except as authorized by The Company, communicate, divulge or use for Your own benefit or for the benefit of any other person, firm, or corporation, any confidential or proprietary information concerning The Company's business, including but not limited to The Company's operations, services, materials, policies, and the manner in which they are developed, marketed, and provided, attorney-client privileged information, attorney work product-privileged information, and such other information regarded as trade secrets or confidential or proprietary information under any applicable law, regulation, rule and/or ethical guidelines. You further agree that Your divulging any such information to competitors or other persons not in the employ of The Company would be damaging to the business and business prospects of The Company and would constitute a material breach of this Agreement.

        8.     You agree to keep the content of this Agreement, and Your discussions with The Company pertaining to it, confidential. You will not communicate or allow the communication in any manner with respect to the content of this Agreement, and the discussions pertaining to it, except that the Agreement may be disclosed by You to Your immediate family members, Your attorney and accountant or to governmental taxing authorities, pursuant to an order of a court of competent jurisdiction, or if required by applicable laws.

        9.     You received this Agreement on or about July 10, 2003. You have twenty-one (21) calendar days, after the date You receive this Agreement, within which to consider this Agreement, sign it, and return it to The Company. The Company has advised You that You may consult with an attorney prior to signing this Agreement. You may revoke this Agreement within seven (7) calendar days after You sign it by returning written revocation in that time to Aquila, Inc., Senior Vice President and Chief Administrative Officer, 20 W. 9th, Attention: Leo Morton, Kansas City, MO 64105. The Agreement is effective and enforceable on the eighth (8th) calendar day following the date You sign the Agreement.

        10.   You acknowledge that no representations have been made to You by The Company, or their agents or legal counsel regarding the tax implication of any payments made pursuant to this Agreement. All liability for federal, state, and local taxes (including FICA) remains with You, unless otherwise agreed to in writing by The Company, and The Company shall deduct all required withholdings from the consideration payable under this Agreement.

        11.   This Agreement shall be subject to and construed in accordance with the laws of the State of Missouri.

        12.   This Agreement, including Exhibit A, contains the entire agreement of the parties with respect to the matters contemplated by this Agreement; provided, however, this Agreement is subject to the terms of applicable benefit plans in effect as of the date of this Agreement. No change, modification or waiver of any provision of the Agreement will be valid unless in writing and signed by the parties to be bound.

        13.   You represent and agree that You freely and voluntarily executed this Agreement, that You have had the opportunity to consult with an attorney, and that no promise, inducement or agreement not expressed in this Agreement has been made to You by The Company.

        14.   You agree to reasonably cooperate and assist The Company in the strategic repositioning of the The Company's business and affairs including any pending or future litigation, regulatory proceeding, investigation, or administrative or other hearing, whether formal or informal, initiated by The Company or by any person, entity or governmental body against The Company or any subsidiary or affiliate of The Company. Your obligations to reasonably cooperate and assist The Company with respect to any such matter relates to (in whole or in part) the period of time during which You were an employee of The Company.

        15.   You and The Company agree that if a dispute arises out of or is related to this Agreement or Your employment by The Company, other than a dispute regarding the obligations under Paragraphs 6, 7 or 8, such dispute shall be submitted to binding arbitration under the Employment Rules of the American Arbitration Association, or the equivalent, to the maximum extent permitted by applicable law. Either party may provide written notice to the other party that the dispute is not able to be resolved and such notifying party shall then contact the American Arbitration Association for appointment of an arbitrator to resolve such dispute. Any arbitration hearing shall take place in Jackson County, Missouri, unless otherwise ordered by the arbitrator. In addition to all other remedies otherwise available to the Company, The Company shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of the provisions of Paragraphs 6, 7 or 8.

        16.   This Agreement is binding on and inures to the benefit of The Company's successors and assigns and Your heirs and assigns.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

Dated:	07/11/03	/s/ C.E. PAYNE JR. Cadwallader Payne Jr.
For The Company:
Dated:	7/17/03	By:	/s/ LEO MORTON Leo Morton, SVP and CAO

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Cadwallader Payne Jr.
EXHIBIT A
Revised 7/10/03

Comp. / Benefit	Action	Description
Severance Payment Base salary: $246,001.10	You will receive two years of severance at Your current base salary. $246,001.10, less applicable taxes, will be paid in bi-weekly installments following the receipt of Your signed severance agreement. $246,001.10, less applicable taxes, will be paid upon receipt of Your signed severance agreement the payroll period following the execution of this agreement.	$492,002.20
Average of annual incentive plan bonuses for the 2000 and 2001 plan years excluding discretionary and/or kickers as a result of elected deferrals	Average incentive multiplied by two. 2000—$148,665.04 2001—$195,500.00	$344,165.04
	Average: $172,082.52 $344,165.04, less applicable taxes, will be paid upon receipt of Your signed severance agreement in the payroll period following the execution of this agreement.
Stock Options	Vest all unvested options upon receipt of Your signed severance agreement. Options must be exercised within three (3) years of termination, or termination date of original grant whichever comes first.	4,750 options
Restricted Stock	Restrictions lifted upon receipt of Your signed severance agreement. Estimated value based on July 10, 2003 stock price of $2.58	22,063 restricted shares $56,922.54
Capital Accumulation Plan	Plan provisions apply. No participant balance.	$0.00
Executive Physical	Eligible for one executive physical to be used in 2003 and one executive physical to be used in 2004.	$2,500.00

Financial Planning Allowance	$10,000.00 allowance for expenses incurred in 2003 or 2004 related to financial planning services. Submit invoices to compensation department, 6th floor, 20 W. 9th St., Kansas City, MO 64105.	$10,000.00
Tax Preparation Allowance	$600.00 allowance for expenses incurred in 2003 or 2004 for expenses related to tax preparation. Submit invoices to compensation department, 6th floor, 20 W. 9th St., Kansas City, MO 64105.	$600.00
Executive Outplacement Services	6 month outplacement services	$6,500.00
Vacation	Accrued and unused paid in lump sum. 104 hours paid on June 30, 2003. No additional eligibility for vacation.	$12,300.08
Pension	Plan provisions apply. No additional years of service are provided between 5/9/2003 and 5/9/2004.
SERP	Plan provisions apply. No additional years of service are provided between 5/9/2003 and 5/9/2004.
Employee Stock Contribution Plan	No additional company contributions will be made.
401(k)	Plan provisions apply May maintain account until age 70 1/2 or rollover to IRA.
ESPP	Plan provisions apply
BeneFlex	BeneFlex benefits while on payroll or COBRA	Plan Provisions apply
	Total:	$922,489.86

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  Exhibit 10.1
Cadwallader Payne Jr. EXHIBIT A Revised 7/10/03